FOR IMMEDIATE RELEASE

December 31, 2002

DISC GRAPHICS, INC. REPORTS COMPLETION OF A GOING PRIVATE TRANSACTION THROUGH
MERGER WITH DG ACQUISITION CORP. FOLLOWING APPROVAL BY DISC'S STOCKHOLDERS

Hauppauge, New York.   Disc Graphics, Inc. (NASDAQ: DSGR) ("Disc") today reports that its stockholders approved the proposed merger with DG Acquisition Corp. Following the vote at a special meeting of Disc's stockholders, the merger was consummated and Disc filed notices with the Securities and Exchange Commission and with the NASDAQ Stock Market requesting termination of registration and removal from listing, respectively.

As previously announced, an investor group that includes Donald Sinkin, the Chairman, Chief Executive Officer and President of Disc, certain other members of Disc's management, Main Street Resources, a private equity firm based in Westport, Connecticut, and certain other third parties will be the owners of Disc's common equity following the merger. All Disc stockholders other than the members of the investor group and those who properly pursue an appraisal of their Disc shares will be entitled to receive $1.82 for each share held.

Disc Graphics, headquartered in Hauppauge, New York, is a diversified manufacturer and printer of specialty packaging focused on the home video, pharmaceutical, music, publishing and cosmetic markets. Disc Graphics' products include prerecorded video, CD-ROM and audiocassette packaging, folding cartons for pharmaceuticals and cosmetics, book jackets, posters, pressure-sensitive labels and general commercial printing.

Main Street Resources is a Westport, CT based private equity firm comprised of entrepreneurs, executives and investors who provide investment capital and resources to companies and individuals with great potential. In addition to capital, the firm provides financial and strategic expertise, as well as the resources, contacts and advice of its more than 80 experienced investors.